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EXHIBIT (11.1)  -- COMPUTATION OF EARNINGS PER SHARE

NATIONAL CITY CORPORATION
(Dollars in Thousands, Except Per Share Amounts)


                                                                            FOR THE CALENDAR YEAR
                                                                 ==================================================
                                                                   1995               1994                1993
                                                                ============      =============      ==============
             PRIMARY:
             ==================
               Net Income                                          $465,109           $429,434            $403,997
                Less Preferred Dividend Requirements                 14,830             15,200              15,966
                                                                -----------       -------------      --------------
               Net Income Applicable to Common Stock               $450,279           $414,234            $388,031
                                                                ============      =============      ==============

               Average Common Shares Outstanding                148,851,462        153,353,555         161,163,816
                                                                ============      =============      ==============

               Net Income Per Share - Primary                         $3.03              $2.70               $2.41
                                                                ============      =============      ==============

             ASSUMING FULL DILUTION:
             ====================================
               Net income                                          $465,109           $429,434            $403,997
                                                                ============      =============      ==============

               Average Common Shares Outstanding                148,851,462        153,353,555         161,163,816

               Pro Forma Effect of Assumed Conversion
                of 8% Cumulative Convertible
                Preferred Stock                                   8,839,872          8,941,907           9,455,420

               Pro Forma Average Fully Diluted Common
                Shares Outstanding Assuming Exercise
                of all Outstanding Stock Options as of
                the Beginning of Year or Date of Grant,
                if Later                                             67,491             80,038              64,276
               Pro Forma Fully Diluted Common                   ------------      -------------      --------------
                Shares Outstanding                              157,758,825        162,375,500         170,683,512
                                                                ============      =============      ==============

               Pro Forma Fully Diluted Net Income
                Per Share                                             $2.95              $2.64               $2.37
                                                                ============      =============      ==============

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